UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2014

INVENSENSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35269	01-0789977
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1745 Technology Drive, San Jose, Suite 200, CA 95110

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (408) 988-7339

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2014, InvenSense, Inc. (the “Company”) appointed Emiko Higashi and Amir Faintuch to serve as members of its Board of Directors (the “Board”). Ms. Higashi was designated a Class III director and will stand for re-election at the 2017 Annual Meeting of Stockholders. Ms. Higashi was appointed to the Audit Committee effective immediately following the filing of the Company’s Form 10-Q for the second quarter of fiscal year 2015. Eric Stang will resign from the Audit Committee upon Ms. Higashi’s appointment to the Audit Committee.

Mr. Faintuch was designated a Class II director and will stand for re-election at the 2016 Annual Meeting of Stockholders.

In connection with their appointment, Ms. Higashi and Mr. Faintuch entered in the Company’s standard form of indemnification agreement.

In connection with their service as a director, Ms. Higashi and Mr. Faintuch will each receive compensation for their service as a non-employee director, as described under Item 8.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 8.01	Other Events.

Effective October 21, 2014, the Company adopted a new compensation policy for its non-employee directors. Pursuant to this new policy, non-employee directors are entitled to the compensation set forth below for their service as a member of the Board.

Initial Equity Grants. Each non-employee director who joins the Board receives an option to purchase 60,000 shares of the Company’s common stock, with 1/48th of the shares subject to the option vesting on a monthly basis over four years, subject to the director’s continuous service as a member of the Board. The exercise price of these options is the fair market value on the date of grant. If still vesting, the grant accelerates in full upon a change in control of the Company.

Retainers. Each non-employee director receives annual cash retainers, payable quarterly in arrears. The unpaid amounts of these retainers are payable in full for the current fiscal year in the event of a change of control of the Company during that fiscal year. The annual retainer for service on the Board is $25,000, and the annual retainers for service on committees of the Board is as follows:

Audit Committee	Compensation Committee	Nominating Committee
Chair: $15,000 Member: $6,500	Chair: $10,000 Member: $5,000	Chair: $7,000 Member: $3,000

Annual Equity Grants. Commencing January 1, 2015, each non-employee director with twelve or more months of service on the Board as of January 1st of each year will be awarded restricted stock units equal in value to $200,000. These annual awards will vest in full twelve months after the date of grant, subject to the director’s continuous service as a member of the Board. Any such grant which has commenced vesting will accelerate in full upon a change of control of the Company.

The new annual grants are phased in over the next year for all directors based on the following categories: (i) new directors, with less than twelve months of continuous service, (ii) directors who received annual grants of options in 2014 under the prior director compensation plan, and (iii) directors who were entitled to receive annual grants of options in 2014 under the prior director compensation plan, but did not receive such grant prior to the effectiveness of the current plan.

Phase in for New Directors. Commencing on January 1, 2015, each non-employee director with at least one month of service but less than twelve months of service on the Board as of January 1st will be awarded on such date a restricted stock unit award equal in value to the product of (a) $200,000 multiplied by (b) the quotient of (i) the number of days that the director has served on the Board as of the grant date divided by (ii) 365.

Phase in for Directors who Received Annual Option Grants in 2014. For non-employee directors who received an annual grant of options in 2014, the value of the 2015 annual grant for each such director will equal the product of (a) $200,000 multiplied by (b) the quotient of (i) the number of days from the date of grant of the director’s 2014 annual option award through December 31, 2014, divided by (ii) 365.

Phase in for Directors Entitled to Receive Annual Option Grants in 2014 Under the Prior Plan. Each non-employee director who would have been entitled to a 2014 annual option grant on or after October 21, 2014, under the non-employee director compensation policy in effect prior to October 21, 2014, will instead be awarded on such date a restricted stock unit award equal in value to the product of (a) $200,000 multiplied by (b) the quotient of (i) the number of days between the date of grant and December 31, 2014, divided by (ii) 365. This grant will vest in full on December 31, 2014, subject to the non-employee director’s continuous service to the Company through that date. If still vesting, the equity grant will accelerate in full upon a Change in Control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2014

INVENSENSE, INC.

By:	/s/ Adam Tachner
Adam Tachner
Vice President and General Counsel